EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statement (No.333-111341) on Form S-8 of Highland Hospitality Corporation of our report dated September 15, 2004, with respect to the balance sheets of the Omaha Marriott as of January 2, 2004 and January 3, 2003, and the related statements of operations, net assets, and cash flows for the years then ended, which report appears in the Form 8-K/A of Highland Hospitality Corporation dated November 12, 2004.

/s/ KPMG LLP

Chicago, Illinois
November 12, 2004